EXHIBIT 5.1

DECHERT LLP LETTERHEAD

July 22, 2005

Thornburg Mortgage, Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501

Ladies and Gentlemen:

We have acted as counsel for Thornburg Mortgage, Inc., a Maryland corporation (the “Company”), in connection with the negotiation of the Sales Agreement, dated July 22, 2005 (the “Sales Agreement”), with Cantor Fitzgerald & Co. (“CF&Co”) pursuant to which CF&Co may sell up to 12,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and up to 2,000,000 shares of the Company’s 8% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”), which have been authorized for issuance by the Company in an underwritten public offering. A registration statement on Form S-3 (Reg. No. 333-125125) (the “Registration Statement”) with respect to the issuance of the Shares has been filed with the Securities and Exchange Commission (the “Commission”) and was declared effective by the Commission on June 16, 2005. The Company filed with the Commission on July 22, 2005 a prospectus supplement (the “Prospectus Supplement”) to the form of prospectus contained in the Registration Statement (the “Prospectus”) which describes the offering of the Shares and which names CF&Co as the Company’s sales agent for the Shares. The Company has also filed with the Commission a Current Report on Form 8-K, dated July 22, 2005, containing, as an exhibit, the Sales Agreement (the “Form 8-K”). The term “Incorporated Documents” includes any documents incorporated by reference into the Registration Statement, Prospectus and Prospectus Supplement that have been filed to date, including but not limited to the Form 8-K. Capitalized terms used herein without definition shall have the meanings given such terms in the Sales Agreement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary, including the following documents:

(1)	executed copy of the Sales Agreement;

(2)	the Registration Statement; and

(3)	the Prospectus and Prospectus Supplement.

Thornburg Mortgage, Inc.
July 22, 2005

As to the facts on which this opinion is based, we have relied upon certificates and written statements (including the representations made in the Sales Agreement) of public officials, officers, directors, employees and representatives of, and accountants for, the Company, and we have assumed the due performance by the parties of their respective obligations set forth in the Sales Agreement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

On the basis of the foregoing and subject to the assumptions and qualifications contained in this letter, we are of the opinion that the Shares, when issued, sold and paid for by the purchasers thereof in accordance with the provisions of the Sales Agreement will be duly authorized, legally issued, fully paid and non-assessable.

The opinion set forth herein is as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

The opinion expressed herein is limited to the Maryland General Corporation Law and we express no opinion concerning the laws of any other jurisdiction. As used herein, the “Maryland General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K described above and to the use of our name under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP